Preformed Line Products Announces Financial Results for the Third Quarter and First Nine Months of 2011

MAYFIELD VILLAGE, Ohio, Nov. 7, 2011 /PRNewswire/ -- Preformed Line Products Company (Nasdaq: PLPC) today reported financial results for the third quarter and the first nine months of 2011.

Net income for the quarter ended September 30, 2011 was $6,660,000, or $1.24 per diluted share, compared to $9,879,000, or $1.83 per diluted share, for the comparable period in 2010.

Net sales in the third quarter of 2011 were $108,690,000, an increase of 16% from sales of $93,942,000 in the third quarter of 2010.

Net income for the nine months ended September 30, 2011 increased 29% to $22,044,000, or $4.09 per diluted share, compared to $17,107,000, or $3.17 per diluted share for the comparable period in 2010.

Net sales increased 30% to $318,308,000 for the first nine months of 2011 compared to $244,987,000 in the first nine months of 2010.

Currency exchange rates favorably impacted sales by $4,704,000 for the quarter and $14,964,000 for the first nine months of 2011, while the favorable impact on net income was $351,000 for the quarter and $936,000 for the first nine months of 2011.

Rob Ruhlman, Chairman and Chief Executive Officer, said, "We experienced significant swings in foreign exchange transaction gains and losses during the quarter. During the third quarter of 2010 we had gains of $2.1 million in transactions denominated in a currency other than the native currency. Conversely, we had losses of $2.1 million in the third quarter of 2011 due to foreign exchange transactions resulting in a $4.2 million change which is included in other operating expense. These resulted primarily from intercompany receivables and payables which are marked to market at the month end date. The weakening Australian dollar was the main cause of this significant change. At September 30, 2011 the Australian dollar weakened temporarily to $1.02 Australian dollar to the U.S. dollar. During October, the Australian dollar recovered to 93 cents to one U.S. Dollar and the $2.1 million loss from September was recovered. When we exclude the impact of these foreign exchange changes, our operating income for the third quarter of 2011 improved 12% over the third quarter of 2010.

Our strong domestic sales are being driven by utilities investment in upgrading the power grid as well as the construction of new lines for transmitting the generation of renewable energy. The realignment of our operations has positioned us to capitalize on this increased demand. Our facilities in the Asia Pacific region continue to benefit from the integration of acquisitions."

Founded in 1947, Preformed Line Products is an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, communications and broadband network companies.

Preformed's world headquarters are in Cleveland, Ohio, and the Company operates three domestic manufacturing centers located in Rogers, Arkansas, Albuquerque, New Mexico, and Albemarle, North Carolina. The Company serves its worldwide market through international operations in Australia, Brazil, Canada, China, England, Indonesia, Malaysia, Mexico, New Zealand, Poland, South Africa, Spain and Thailand.

This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company's and management's beliefs and expectations concerning the Company's future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the strength of the economy and demand for the Company's products, increases in raw material prices, the Company's ability to identify, complete and integrate acquisitions for profitable growth, and other factors described under the headings "Risk Factors" and "Forward-Looking Statements" in the Company's 2009 Annual Report on Form 10-K filed with the SEC on March 11, 2011 and subsequent filings with the SEC. The Annual Report on Form 10-K and the Company's other filings with the SEC can be found on the SEC's website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

PREFORMED LINE PRODUCTS COMPANY
STATEMENTS OF CONSOLIDATED OPERATIONS
(UNAUDITED)

In thousands, except per share data	Three month periods ended September 30,		Nine month periods ended September 30,
	2011	2010	2011	2010

Net sales	$ 108,690	$ 93,942	$ 318,308	$ 244,987
Cost of products sold	71,130	62,271	211,651	165,836
GROSS PROFIT	37,560	31,671	106,657	79,151

Costs and expenses
Selling	9,485	7,678	26,793	21,218
General and administrative	12,297	9,856	35,039	29,000
Research and engineering	3,239	2,915	9,816	8,474
Other operating expense (income)	2,459	(1,735)	1,671	(745)
	27,480	18,714	73,319	57,947

OPERATING INCOME	10,080	12,957	33,338	21,204

Other income (expense)
Interest income	131	84	422	261
Interest expense	(177)	(162)	(654)	(458)
Other income	194	1,005	421	1,765
	148	927	189	1,568

INCOME BEFORE INCOME TAXES	10,228	13,884	33,527	22,772

Income taxes	3,568	4,002	11,483	5,760

NET INCOME	6,660	9,882	22,044	17,012

Less net income (loss) attributable
to noncontrolling interests, net of tax	-	3	-	(95)

NET INCOME ATTRIBUTABLE TO PLPC	$ 6,660	$ 9,879	$ 22,044	$ 17,107

BASIC EARNINGS PER SHARE
Net Income to PLPC common shareholders	$ 1.27	$ 1.89	$ 4.19	$ 3.26

DILUTED EARNINGS PER SHARE
Net Income to PLPC common shareholders	$ 1.24	$ 1.83	$ 4.09	$ 3.17

Cash dividends declared per share	$ 0.20	$ 0.20	$ 0.60	$ 0.60

Weighted-average number of shares outstanding - basic	5,253	5,238	5,263	5,248

Weighted-average number of shares outstanding - diluted	5,381	5,390	5,386	5,396

PREFORMED LINE PRODUCTS COMPANY
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	September 30,	December 31,
Thousands of dollars, except share and per share data	2011	2010

ASSETS
Cash and cash equivalents	$ 23,751	$ 22,655
Accounts receivable, less allowances of $1,816 ($1,213 in 2010)	68,959	56,102
Inventories - net	85,014	73,121
Deferred income taxes	6,262	4,784
Prepaids	9,839	9,069
Other current assets	2,262	1,611
TOTAL CURRENT ASSETS	196,087	167,342

Property and equipment - net	78,855	76,266
Other intangibles - net	11,654	12,735
Goodwill	12,222	12,346
Deferred income taxes	4,032	3,615
Other assets	9,385	8,675

TOTAL ASSETS	$ 312,235	$ 280,979

LIABILITIES AND SHAREHOLDERS' EQUITY

Notes payable to banks	$ 2,686	$ 1,246
Current portion of long-term debt	605	1,276
Trade accounts payable	27,317	27,001
Accrued compensation and amounts withheld from employees	16,078	9,848
Accrued expenses and other liabilities	24,110	17,187
TOTAL CURRENT LIABILITIES	70,796	56,558

Long-term debt, less current portion	13,381	9,374
Other noncurrent liabilities and deferred income taxes	18,249	18,382

SHAREHOLDERS' EQUITY
PLPC shareholders' equity:
Common shares - $2 par value, 15,000,000 shares authorized,
5,248,396 and 5,270,977 issued and outstanding,
net of 639,138 and 586,746 treasury shares at par, respectively	10,497	10,542
Common shares issued to Rabbi Trust	(1,280)	(1,200)
Deferred Compensation Liability	1,280	1,200
Paid in capital	12,092	8,748
Retained earnings	198,668	184,060
Accumulated other comprehensive loss	(11,448)	(6,010)
TOTAL PLPC SHAREHOLDERS' EQUITY	209,809	197,340
Noncontrolling interest	-	(675)
TOTAL SHAREHOLDERS' EQUITY	209,809	196,665

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 312,235	$ 280,979

CONTACT: Eric R. Graef, Preformed Line Products, +1-440-473-9249